                                                                     EXHIBIT 4.9

        AMENDMENT TO THE CONTACT CENTER SERVICE AGREEMENT, IDENTIFIED AS
                                   CN 0988/04

By this private Instrument, ORBITALL SERVICOS E PROCESSAMENTO DE INFORMACOES COMERCIAIS LTDA., having registered offices in the city of Sao Caetano do Sul, State of Sao Paulo, at Rua Manoel Coelho, n 600, 1 Piso, enrolled with the Finance Ministry under CNPJ no. 00.006.878/0001-34, hereinafter referred to as ORBITALL, and TNL CONTAX S.A., a corporation having registered offices at Avenida Ceci, 1900 - Parte, Centro, in the city of Barueri, State of Sao Paulo, enrolled with the Finance Ministry under CNPJ no. 02.757.614/0001-48, hereinafter referred to as PARTNER, by their undersigned legal representatives, in accordance with their respective articles of association/by-laws, mutually agree, as from the execution date of this Instrument, to amend the Clauses and Conditions of the Contact Center Service Agreement identified as CN 0988/04, entered into on April 01, 2004, hereinafter referred to as AGREEMENT, as follows:

     1. The parties decide to amend items 3rd Quarter and 4th Quarter of the table included in item 1.4 of Attachment III to the Agreement, which shall have the following contents as from the execution date of this
          Instrument:

                                    "INCREASE

                3rd Quarter                    4th Quarter
       -----------------------------   --------------------------
Site   October   November   December   January   February   March
----   -------   --------   --------   -------   --------   -----
RJ       1.10      1.10       1.10       1.01      1.01      1.01
SSA      1.26      1.14       1.02       0.94      0.94      0.94
SP       1.10      1.10       1.10       1.01      1.01      1.01

     1.1 The parties agree that, as from April 2005, no price increase factor shall exist. Any changes in this rule should be negotiated by the parties, by means of execution of an amendment.

     2. The remaining clauses and conditions of the Agreement not expressly altered by this instrument remain unchanged.

     3. The parties declare, subject to legal penalties, that the signatories of this instrument are their attorneys-in-fact/legal representatives, duly authorized by their respective By-laws, having powers to assume the obligations set out herein.

PARTNER further declares that the signatory(ies) of this Agreement, Mr. ________________________ and Mr. ___________________, have his(their)
signature(s) recorded with Notary Public ____________________________________ in the city of ________________.

     4. In witness whereof, the parties made the present instrument to be executed in two (2) counterparts of equal contents and form, both constituting one document, in the presence of the witnesses below.

                                                      Sao Paulo, October 1, 2004

By                                      by
ORBITALL SERVICOS E                     TNL CONTAX S.A.
PROCESSAMENTO DE
INFORMACOES COMERCIAIS LTDA.

Witnesses:


By:                                     by:
    ---------------------------------       ------------------------------------
Name:                                   Name
      -------------------------------        -----------------------------------
ID no:                                  ID no.:
       ------------------------------           --------------------------------